Exhibit 99.4

INSTRUCTION TO REGISTERED HOLDER

FROM BENEFICIAL OWNER

U.S.$1,000,000,000 4.50% Senior Notes due 2008

which have been registered under the Securities Act of 1933,

for any and all outstanding

unregistered 4.50% Senior Notes due 2008

of

Teléfonos de México, S.A. de C.V.

pursuant to the prospectus dated December , 2003

To Registered Holder:

The undersigned hereby acknowledges receipt of the prospectus dated December , 2003 (the “Prospectus”) of Teléfonos de México, S.A. de C.V. (the “Company”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), that together constitute the Company’s offer (the “Exchange Offer”) to exchange U.S.$1,000 principal amount 4.50% Senior Notes due 2008 (the “Exchange Notes”) of the Company for each U.S.$1,000 principal amount of outstanding unregistered 4.50% Senior Notes due 2008 (the “Old Notes”) of the Company.

This will instruct you, the registered holder, as to the action to be taken by you relating to the Exchange Offer with respect to the Old Notes held by you for the account of the undersigned.

The aggregate face amount of the Old Notes held by you for the account of the undersigned is (fill in amount):

U.S.$              of unregistered 4.50% Senior Notes due 2008.

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐	To TENDER the following Old Notes held by you for the account of the undersigned (insert principal amount of Old Notes to be tendered (if any)):

U.S.$              of unregistered 4.50% Senior Notes due 2008.

☐	NOT to TENDER any Old Notes held by you for the account of the undersigned.

If the undersigned instructs you to tender Old Notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations, that (i) any Exchange Notes received by the undersigned pursuant to the Exchange Offer are being acquired in the ordinary course of its business, (ii) the undersigned has no arrangements or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), (iii) the undersigned is not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Company, or if it is an affiliate, in connection with any resale of the Exchange Notes such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if the undersigned is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and (v) if the undersigned is a broker-dealer, it will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By so acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, the undersigned is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

SIGN HERE

Name of beneficial owner(s) (please print):

Signature(s):

Address:

Telephone Number:

Taxpayer identification or Social Security Number:

Date:

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